Exhibit 15.1

ISSUER CUSTODY AND SERVICES AGREEMENT

This Issuer Custody and Services Agreement (this “Agreement”) is effective this _____ day of ___________, 20___ (the “Effective Date”) by and among ___________________________(Company Name), a __________________ [Type of Corporate Entity and State of Establishment] (“Issuer”), and FOLIOfn Investments, Inc. (“Folio”), a Virginia corporation.  Issuer and Folio are hereby referred to collectively as the “Parties” or individually as a “Party”.

RECITALS

A.           WHEREAS, Folio is a registered clearing broker-dealer that, among other things, custodies non-public/unlisted security interests, facilitates the private offering of securities and holds customer funds;

B.           WHEREAS, Issuer has issued, or intends to issue, certain securities, which may not be exchange listed or public reporting companies as described on Schedule A (“Private Security(ies)”);

C.           WHEREAS, Issuer wishes to engage Folio, and Folio wishes to accept such engagement, to custody some or all of the Private Securities held by purchasers thereof and to perform related services with respect thereto.

            NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and conditions set forth herein, and intending to be legally bound, the Parties hereto agree as follows:

1	DEFINITIONS

1.1	“Action” shall have the meaning set forth in Section 7.2 of this Agreement.

1.2	“ACH” means Automated Clearing House.

1.3
“Affiliate” means any person that is directly or indirectly, through one or more intermediaries, Controlling, Controlled by, or under common Control with, one of the parties hereto.  For purposes of this definition, “Control” shall mean possessing, directly or indirectly, the power to direct or cause the direction of the management, policies and operations of a person, whether through ownership of voting securities, by contract or otherwise.

1.4	“Books and Records” shall have the meaning set forth in Schedule B-1 attached to this Agreement.

1.5	“Branding” means trademarks, service marks, domain names, logos, links, navigation and other indicators of origin.

1.6	“Content” means any or all text, images, video, audio, graphics, and other data, products, materials, services, text, pointers, technology, code, language, functions and software, including Branding.

1.7	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.8	“Fees” shall have the meaning set forth in Section 3.1 of this Agreement.

1.9	“FINRA” means the Financial Industry Regulatory Authority, Inc. or any successor thereto.

1.10	“Folio Branding” means all Branding (other than from Issuer) used by Folio and includes any Branding provided by Folio to Issuer for use on the Issuer Site.

1.11	“Folio Content” means the Content owned by, licensed for use by, or otherwise permitted to be used by Folio in any manner, which for the avoidance of doubt shall in no event include Issuer Content.

1.12	“Folio Customer” means a person that has executed a customer account agreement with Folio and maintains a brokerage account with Folio, whether or not they have purchased the Private Securities.

1.13	“Folio Indemnified Parties” shall have the meaning set forth in Section 7.2 of this Agreement.

1.14
“Folio Name” means, and includes, the name of Folio or any of its Affiliates, or the name of any member, stockholder, partner, manager or employee of Folio or any of its Affiliates, or any trade name, trademark, logo, service mark, symbol or any abbreviation, contraction or simulation thereof owned or used by Folio or any of its Affiliates.

1.15
“Folio Site” means those internet sites, including but not limited to www.folioinvesting.com, www.folioclient.com and www.folioinstitutional.com, maintained by Folio for the purpose of offering its services.

1.16	“Investor(s)” means a Folio Customer who holds the Private Securities in a brokerage account with Folio, excluding the Issuer.

1.17	“Issuer Branding” means all Branding (other than from Folio) used by Issuer and includes any Branding provided by Issuer to Folio for use on the Folio Site.

1.18	“Issuer Content” means the Content owned by, licensed for use by, or otherwise permitted to be used by Issuer in any manner, which for the avoidance of doubt shall in no event include Folio Content.

1.19	“Issuer Indemnified Parties” shall have the meaning set forth in Section 7.3 of this Agreement.

1.20	“Issuer Site” means those internet sites as set forth on Schedule A maintained by the Issuer or an Affiliate of the Issuer for the purpose of offering the Private Securities.

1.21
“Law” or “Legal Requirement” means any statute, law, ordinance, rule or regulation, or any order, judgment, or plan, of any court, arbitrator, department, agency, authority, instrumentality or other body, whether federal, state, municipal, foreign, self-regulatory or other that governs the activities of  either of the Parties.

1.22	“Losses” shall have the meaning set forth in Section 7.2 of this Agreement.

1.23	“Offering” means the offering, pursuant to a registration statement under the Securities Act or an exemption therefrom, of Private Securities to Investors.

1.24
“Private Placements Platform” means such technology owned, operated or made available by Folio or an Affiliate of Folio for Issuer’s use in making the Private Securities available in a direct Offering.

1.25	“Private Security(ies)” shall have the meaning set forth in the recitals.

1.26	“SEC” means the U.S. Securities and Exchange Commission.

1.27	“Securities Act” means the Securities Act of 1933, as amended.

1.28	“Services” shall have the meaning set forth in Section 2.1 of this Agreement.

1.29	“Term” shall have the meaning set forth in Section 8.1 of this Agreement.

2	CUSTODIAL AND RELATED SERVICES

2.1
Custodial and Related Services.  Folio shall hold, as nominee custodian, the Private Securities and perform related services with respect to the Issuer to the extent explicitly required by specific provisions contained in Schedule B-1 of this Agreement and shall not be responsible for any duties or obligations not specifically allocated to Folio pursuant to this Agreement, which services shall be contingent upon Issuer meeting its obligations as outlined herein and in Schedule B-2, and as limited by Schedule C of this Agreement (the “Services”).  Folio may also, in its sole discretion, take such actions as it reasonably deems necessary to perform due diligence or investigation with respect to the Issuer and/or any Offering at any time and from time to time.

2.2
Exclusivity.  Because confusion and inconsistencies may arise from the use of multiple recordkeeping and custody systems to hold the Private Securities in the U.S., unless otherwise agreed to between the Parties, Issuer shall not, during the Term, establish, maintain or permit any other person to establish or maintain on its behalf a similar relationship with a custodian, clearing broker or transfer agent to perform the Services with respect to the Private Securities.

2.3
Modifications to Folio Systems, Platforms and Operations.  Folio upgrades and enhances its platform and amends, modifies and changes its operations and procedures on a consistent basis.  Folio reserves the right, therefore, in its sole discretion, to change or modify the Private Placements Platform at any time and from time to time.

2.4
No Discretionary Authority.  Unless and only to the extent specifically described in any separate agreement between Folio and the Issuer: (a) Folio shall, at all times, act solely in a passive, non-discretionary capacity with respect to the Issuer and each Investor and each brokerage account with Folio maintained by Issuer or each Investor and shall not be responsible or liable for any investment decisions or recommendations with respect to the purchase or disposition of any Private Security or other assets; (b) Folio shall not be responsible for questioning, investigating, analyzing, monitoring, or otherwise evaluating any of the investment decisions of any Investor or reviewing the prudence, merits, viability or suitability of any investment decision made by any Investor, including the decision to purchase or hold the Private Securities or such other investment decisions or direction that may be provided by any individual or entity with authority over the relevant Investor; and (c) Folio shall not be responsible for directing investments or determining whether any investment by a Investor or any person or entity with authority to make investment decisions on Investor’s behalf is acceptable under applicable Law.

2.5
Book Entry Securities.  The Private Securities will be book entry securities on Folio’s Books and Records and held for the benefit of the Investors.   Folio will maintain, as part of the Services, information as to amounts owed and paid with respect to the Private Securities to the individual Investors.  Accordingly, Folio agrees to accurately maintain its Books and Records and to provide Issuer information from its Books and Records as reasonably requested by Issuer.  Issuer shall maintain on its books and records the amount owed and paid to Investors with respect to the Private Securities, which may be in aggregate if permitted by Law and include an omnibus position in the Private Securities at Folio, held and maintained for the benefit of the Investors.  Issuer will notify Folio immediately if the amount owed or paid with respect to the Private Securities to Investors or the position held on Issuer’s books and records is different from the amount that Folio reports to Issuer.

3	FEES

3.1
Fees.  The fees payable by the Issuer to Folio are specified in Schedule D to this Agreement (collectively, “Fees”).  Folio is authorized to debit the Fees or any other obligation of Issuer to Folio automatically from the Issuer’s account with Folio as such becomes due.  Issuer will maintain sufficient cash in, and from time to time deposit sufficient funds in, such account to ensure payment of its obligations, including the Fees, to Folio.

3.2
Required Fee Changes.  Folio reserves the right to increase, amend or change the Fees as a result of: (a) changes in Law; (b) increased costs or fees charged by vendors or third party service providers, including service providers that are Affiliates of Folio, that in Folio’s sole reasonable judgment requires Folio to incur new or increased costs to provide the Services; or (c) changes in the Services that result in the performance of additional, duplicative or amended activities by Folio under this Agreement, which, in Folio’s sole reasonable judgment cause Folio to incur new or increased costs.

3.3
Discretionary Fee Changes. Folio needs to, and does, reserve the right to increase, amend or change the Fees as a result of changes in the business environment, internal procedural changes, its determination to increase the profitability of providing the Services, or other matters foreseen or unforeseen.

3.4
Fee Change Procedure.  Prior to debiting the Issuer’s account for Fees that have changed pursuant to this Section 3, Folio promptly will provide Issuer with an amended Schedule D or such other documentation necessary to describe the Fee changes, along with an explanation of any changes.  Any amendments or updates to the Fees in Schedule D or otherwise shall become effective upon the expiration of the earlier of thirty (30) days after the date of such notice or, should the Fee change be due to costs or fees from a third party, whether or not the third party is an Affiliate of Folio, then the date on which such third party costs or fees become effective.

4	NAMES, BRANDS, WEBSITES AND CONTENT

4.1
Use of Folio Name, Folio Brand and Folio Content.  Issuer shall not, and shall cause its representatives not to, without the prior written consent of Folio: (a) use in advertising, publicity, or otherwise any Folio Name, Brand or Content, or (b) represent, directly or indirectly, that Issuer, any Affiliate of Issuer, or any representative of Issuer or the Private Securities have been approved, endorsed, or recommended by Folio or any of its Affiliates.  In addition, all use of the Folio Name, Branding or Content and all descriptive materials about the Services used by the Issuer on the Issuer Site or elsewhere, must be reviewed and approved by Folio, as to appearance, substance and placement, prior to use by Issuer.  Folio may also require a “jump” or other interstitial page in connection with any links or references to Folio or any of its websites or otherwise if deemed necessary by Folio to ensure clear demarcation between any websites or content of Folio and any websites or content of Issuer.  Issuer understands that any breach hereof may also cause a breach of Law, and Issuer will be liable hereunder for any failure to obtain such prior approval or otherwise comply with these provisions.

4.2
Use of Issuer Name, Issuer Brand and Issuer Content.  Folio shall not, and shall cause its representatives not to, without the prior written consent of Issuer use in advertising, publicity, or otherwise any Issuer Name, Brand or Content.  In addition, all use of the Issuer Name, Branding or Content on the Folio Site must be reviewed and approved by Issuer, as to appearance, substance and placement, prior to use by Folio.  Issuer may also require a “jump” or other interstitial page in connection with any links or references to Issuer or any of its websites or otherwise to ensure clear demarcation between any websites or content of Issuer and any websites or content of Folio.  Folio understands that any breach hereof may also cause a breach of Law, and Folio will be liable hereunder for any failure to obtain such prior approval or otherwise comply with these provisions.

4.3
No Responsibility for Issuer Site or Issuer Content.  Folio is not preparing, endorsing, adopting, reviewing or approving in any way the Issuer Site or Issuer Content or any offering material, including any offering memorandum, or any other materials of any kind prepared by Issuer or on behalf of Issuer (even if prepared by Folio on behalf of Issuer) wherever it may appear, except to the extent that the Issuer Site, Issuer Content or other material specifically references Folio, and then only to the limited extent of such reference.

4.4
No License of Intellectual Property.  No license or grant of any intellectual property of any nature whatsoever, including any Branding or Content, or any data, business method, patents or applications thereof or similar material shall be deemed granted, licensed or otherwise from either Party (or any Affiliate thereof) to the other (or any Affiliate thereof) under this Agreement.

5	CONFIDENTIAL INFORMATION

5.1
Either Party or any Affiliate thereof may disclose to the other or an Affiliate thereof (the recipient being the “Receiving Party”) certain technical or other business information that is not generally available to the public, the specific terms of this Agreement, and/or personal information relating to any person (specifically including in the case of Folio, information relating to a Folio Customer).  All such information is referred to herein as “Confidential Information”.  Notwithstanding the foregoing, the Books and Records as they pertain to the Private Securities (and with the permission of the Investors with respect to any personally identifying information), will be made available to Issuer, and shall be Confidential Information as to Folio, and may only be used by Issuer in accordance with Law or as otherwise authorized by the Folio Customer to whom the information pertains by affirmative or negative consent, as permitted.

5.2
The Receiving Party agrees to use Confidential Information solely in conjunction with its performance under this Agreement, in conducting an Offering, and or as otherwise authorized by the Folio Customer to whom the information pertains by affirmative or negative consent, as permitted, and not to disclose or otherwise use such information in any other fashion and to maintain such information with at least the standard of care it uses to protect its own Confidential Information, but in no event less than a reasonable standard of care.

5.3
The Receiving Party will not be required to keep confidential such Confidential Information to the extent that it: (a) becomes generally available without fault on its part; (b) is already rightfully in the Receiving Party’s possession prior to its receipt from the disclosing Party; (c) is independently developed by the Receiving Party; (d) is rightfully obtained by the Receiving Party from third parties; or (e) is otherwise required to be disclosed by law or judicial process.

5.4
Information related to this Agreement shall be deemed Confidential Information, but in the event either Party wishes to disclose such information, such Party shall seek the prior written consent of the other, and such consent shall not be unreasonably withheld.

5.5
Unless required by Law, including but not limited to regulatory or judicial requests for information (whether formal or informal), or to assert its rights under this Agreement, and except for disclosure on a “need to know basis” to its own employees, and its legal, investment and financial advisers, other professional advisers or others as authorized by the Folio Customer to whom the information pertains by affirmative or negative consent, as permitted, on a confidential basis (in each case pursuant to written agreements with each such person requiring it to maintain such information as confidential to the same extent as if it were a party to this Agreement), each Party agrees not to disclose the Confidential Information without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

5.6
This Section 5 shall survive for a period of three (3) years beyond termination of this Agreement, except with respect to Confidential Information that is personal or identifying information regarding or relating to a Folio Customer, in which case this Section 5 shall be indefinite, unless in the case of Issuer such disclosure is authorized by the relevant Folio Customer in connection with the Private Securities and in the case of Folio, is otherwise permitted by Law.

6	REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1	Mutual Representations and Warranties. Each Party represents and warrants to the other Party that:

a.	it is duly organized and validly existing under the laws of the jurisdiction of its establishment;

b.	it has the full power and authority to enter into this Agreement and to perform its obligations under this Agreement;

c.
it has obtained all material consents and approvals and taken all actions necessary for it to validly enter into and give effect to this Agreement and to engage in the activities contemplated and perform its obligations under this Agreement;

d.	this Agreement will, when executed, constitute lawful, valid and binding obligations on it, enforceable in accordance with its terms; and

e.
neither the execution and delivery of this Agreement, nor the performance by such Party of its obligations hereunder will (i) violate any Legal Requirement, (ii) require any authorization, consent, approval, exemption or other action by or notice to any government entity, or (iii) violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under the governing documents of such Party or any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which such Party is a party or by which such Party or any of its assets or properties may be bound or affected.

6.2	Issuer Representations, Warranties and Covenants. Issuer represents, warrants and covenants to Folio that:

a.
the Private Securities are registered or exempt from the registration requirements of the Securities Act, and the rules and regulations promulgated thereunder, and are registered or exempt from the registration requirements of any state where Issuer from time to time will offer such securities;

b.
it will not, during the Term, either (i) act as a “broker” or “dealer” as those terms are defined under the Exchange Act or otherwise in a capacity under any other Law that is not permitted, unless pursuant to an applicable exemption, or provide investment advice with respect to any Folio Customer or (ii), with respect to any Folio Customer, hold or have access to any funds or securities, or extend credit for the purpose of purchasing securities through Folio, including specifically the Private Securities; and

c.	Issuer owns the Issuer Brand, Issuer Site and Issuer Content and/or has the right to grant the licenses and/or rights of use as contemplated by this Agreement.

6.3	Folio Representations, Warranties and Covenants. Folio represents, warrants and covenants to Issuer that:

a.	it is, and during the term of this Agreement will remain, duly registered and in good standing as a broker-dealer with the SEC and is a member firm in good standing with FINRA; and

b.	Folio owns the Folio Brand, Folio Site and Folio Content and/or has the right to grant the licenses and/or rights of use as contemplated by this Agreement.

6.4
Disclaimer of Warranties.  THE SERVICES ARE PROVIDED ON AN “AS IS” AND “AS AVAILABLE” BASIS.  FOLIO SPECIFICALLY DISCLAIMS ALL WARRANTIES FOR THE SERVICES, EXPRESS OR IMPLIED, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.  NEITHER FOLIO NOR ANY AFFILIATE OF FOLIO WARRANTS THAT THE SERVICE WILL MEET ISSUER’S OR ANY INVESTOR’S REQUIREMENTS OR THAT THE SERVICES WILL BE UNINTERRUPTED OR ERROR-FREE.  NO ORAL OR WRITTEN INFORMATION GIVEN BY FOLIO OR ITS AFFILIATES SHALL CREATE ANY WARRANTIES OR IN ANY WAY INCREASE THE SCOPE OF FOLIO’S OBLIGATIONS HEREUNDER.

7	LIMITATIONS OF LIABILITY; INDEMNIFICATION

7.1
Limitation of Liability.  IN NO EVENT SHALL EITHER PARTY BE LIABLE TO ANOTHER PARTY FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OF ANY NATURE, EVEN IF SUCH PARTY SHALL HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  THE FOREGOING SHALL APPLY REGARDLESS OF THE NEGLIGENCE OR OTHER FAULT OF ANY PARTY AND REGARDLESS OF WHETHER SUCH LIABILITY SOUNDS IN CONTRACT, NEGLIGENCE, TORT, STRICT LIABILITY OR ANY OTHER THEORY OF LIABILITY.

7.2
Folio Indemnification.  Issuer agrees to indemnify, defend and hold Folio and its Affiliates and their respective officers, directors, agents and employees (each a “Folio Indemnified Party” or, collectively, “Folio Indemnified Parties”) harmless against any investigation, claim, action, or proceeding (including a regulatory inquiry, whether formal or informal or any arbitration or court action) (“Action”) brought by a Folio Customer, court, regulator or self-regulatory organization asserting jurisdiction over the Folio Indemnified Party or by any other party against any Folio Indemnified Party if such Action relates to the Issuer, any Affiliate of Issuer, the Securities, the Offering, the marketing and advertising thereof, or that results from any action, inaction, omission, misstatement or statement of Issuer or any person acting in connection with Issuer or on Issuer’s behalf (other than any misstatement or statement about Folio provided by Folio) arising out of or based upon (a) the Issuer Site or the offering circular, including any amended versions thereof; (b) any breach or alleged breach of any of Issuer’s representations, warranties, covenants or agreements hereunder and including any representations, warranties, covenants or agreements contained in the Schedules to this Agreement; (c) any breach or alleged breach of confidentiality or privacy relating to Issuer’s failure or alleged failure to treat any Folio Customer’s personal or identifying information as confidential pursuant to Section 5; and (d) infringement or misappropriation by Issuer of any third party’s property and/or intellectual property rights, including, but not limited to, patents, trademarks, copyrights, trade secrets and publicity rights.  Further, Issuer shall indemnify the Folio Indemnified Parties against all expenses, fees (including reasonable attorney’s fees and other legal expenses), losses, claims, damages, demands, liabilities, judgments (including fines and settlements), costs of investigation or responding to inquiries or otherwise (“Losses”) incurred by or levied or brought against the Folio Indemnified Parties arising out of, or related to, Actions warranting indemnification pursuant to this Section 7.2 as such Losses arise.

Promptly after receipt by a Folio Indemnified Party of notice of any claim or the commencement of any Action with respect to which a Folio Indemnified Party is entitled to indemnity hereunder, Folio will notify Issuer in writing of such claim or of the commencement of such Action, and the Issuer, if requested by the Folio Indemnified Party, will assume the defense of such Action and will employ counsel reasonably satisfactory to the Folio Indemnified Party and will pay the fees and expenses of such counsel. Notwithstanding the preceding sentence, the Folio Indemnified Party will be entitled to employ counsel separate from counsel for the Issuer and from any other party in such action if counsel for the Folio Indemnified Party reasonably determines that it would be inappropriate or ill-advised for the same counsel to represent both parties. In such event, the reasonable fees and disbursements of no more than one such separate counsel will be paid by the Issuer, in addition to local counsel.  If the Folio Indemnified Party elects the Issuer to assume the defense of such Action, Issuer will have the exclusive right to settle the claim or proceeding, provided that Issuer will not settle any such claim or Action without the prior written consent of the Folio Indemnified Party, which consent shall not be unreasonably withheld.  If the Folio Indemnified Party assumes the defense (with payment of any related costs and expenses by Issuer), the Folio Indemnified Party will have the exclusive right to settle the claim or proceeding, provided that the Folio Indemnified Party will not settle any claim or Action without the prior written consent of the Issuer, which consent shall not be unreasonably withheld.

7.3
Issuer Indemnification.  Folio agrees to indemnify, defend and hold Issuer and its Affiliates and their respective officers, directors, agents and employees (each an “Issuer Indemnified Party” and, collectively, “Issuer Indemnified Parties”) harmless against any Action brought by an Investor, Folio Customer, court, or regulator asserting jurisdiction over the Issuer Indemnified Party or by any other party against any Issuer Indemnified Party relating to Folio, any Affiliate of Folio or the Services, insofar as the Action arises out of or is based upon (a) the Folio Site; (b) any misstatement or statement about Folio provided by Folio to the Issuer; (c) any breach or alleged breach of any of Folio’s representations, warranties, covenants or agreements hereunder and including any representations, warranties, covenants or agreements contained in the Schedules to this Agreement; (d) any and all commitments, representations, warranties or statements of any kind by Folio to any third party regarding the use of the Folio Site; and (e) infringement or misappropriation by Folio of any third party’s property and/or intellectual property rights, including, but not limited to, patents, trademarks, copyrights, trade secrets and publicity rights.  Further, Folio shall indemnify the Issuer Indemnified Parties against all Losses incurred by or levied or brought against the Issuer Indemnified Parties arising out of, or related to, Actions warranting indemnification pursuant to this Section 7.3 as such Losses arise.

Promptly after receipt by an Issuer Indemnified Party of notice of any claim or the commencement of any Action with respect to which an Issuer Indemnified Party is entitled to indemnity hereunder, Issuer will notify Folio in writing of such claim or of the commencement of such Action, and Folio, if requested by the Issuer Indemnified Party, will assume the defense of such Action and will employ counsel reasonably satisfactory to the Issuer Indemnified Party and will pay the fees and expenses of such counsel. Notwithstanding the preceding sentence, the Issuer Indemnified Party will be entitled to employ counsel separate from counsel for Folio and from any other party in such action if counsel for the Issuer Indemnified Party reasonably determines that it would be inappropriate or ill-advised for the same counsel to represent both parties.  In such event, the reasonable fees and disbursements of no more than one such separate counsel will be paid by Folio, in addition to local counsel.  If the Issuer Indemnified Party elects Folio to assume the defense of such Action, Folio will have the exclusive right to settle the claim or proceeding, provided that Folio will not settle any such claim or Action without the prior written consent of the Issuer Indemnified Party, which consent shall not be unreasonably withheld.  If the Issuer Indemnified Party assumes the defense (with payment of any related costs and expenses by Folio), the Issuer Indemnified Party will have the exclusive right to settle the claim or proceeding, provided that the Issuer Indemnified Party will not settle any claim or Action without the prior written consent of Folio, which consent shall not be unreasonably withheld.

7.4
No Claim Preclusion.  Nothing in this Section shall be construed to preclude either Party from making any claim against the other arising out of a failure to perform obligations under this Agreement.  Neither Party shall be precluded from claiming or commencing an action for contribution to any amounts the other may be required or otherwise agree to pay to an Investor or other third party, including a regulator, with jurisdiction over the Services.

8	TERM AND TERMINATION

8.1
Term.  This Agreement shall be effective on the Effective Date, and continue in force for so long as the Private Securities remain on the Private Placements Platform (the “Term”), unless otherwise terminated pursuant to the provisions of this Section 8.

8.2	Termination Without Cause. This Agreement may be terminated without cause:

a. by either Party, upon ninety (90) days prior written notice, if there are no Investors or, if there are Investors, after a reasonable time to implement the orderly transition specified in Section 8.7;

b. by Issuer, upon providing notice to Folio within thirty (30) days after receipt of an amended Schedule D received pursuant to Section 3.4, in the event of a change in Fees pursuant to Section 3.3 that materially increases either the aggregate Fees paid to Folio by Issuer or the Fees to be paid to Folio by Issuer in the event of a termination.

8.3	Termination for Regulatory, Legal, Reputational or Other Risks.

a.
In the event that any due diligence or investigation results in findings that would pose regulatory, legal, reputational or other risks to Folio, Folio shall provide Issuer notice of such risks and a reasonable opportunity to cure them.  If the risks are not addressed or cured to Folio’s reasonable satisfaction, Folio may terminate this Agreement.  Folio will facilitate the orderly transition of the custody of the Private Securities to such person designated by the Issuer in accordance with Section 8.9.

b.
In Folio’s sole discretion, if the risks described in 8.3(a) are of sufficient size, significance or immediacy that a delay in termination of this Agreement would be inappropriate, Folio may terminate this Agreement immediately.

8.4	Termination for Cause or Insolvency. Either Party may terminate this Agreement immediately if the other Party:

a. is in breach of any material obligation herein or in the Schedules attached to this Agreement, and (i) such breach is incapable of being cured, or (ii) if such breach is capable of cure, such breach is not cured within thirty (30) days after receipt of written notice of such breach from the non-breaching Party, or within such additional cure period as the non-breaching Party may authorize;

b. voluntarily or involuntarily becomes the subject of a petition in bankruptcy or of any proceeding relating to insolvency, receivership, liquidation or composition for the benefit of creditors; or

c. admits in writing its inability to pay its debts as they become due.

8.5
Termination for Force Majeure.  In the event of a force majeure that lasts longer than thirty (30) days, the Party not experiencing the force majeure event may terminate this Agreement upon written notice to the other Party.

8.6
Compliance with Laws.  If at any point during the Term, either Party’s performance under this Agreement conflicts or threatens to conflict with any Legal Requirement, such Party may suspend performance under this Agreement and negotiate in good faith to amend this Agreement so that each Party’s performance hereunder complies with such Legal Requirement.  If after thirty (30) days, the parties are unable to agree on a mutually acceptable amendment, either Party may immediately terminate this Agreement upon written notice to the other Party.

8.7
Actions Upon Termination.  Upon the termination of this Agreement, Issuer shall remove all references to any Folio Name, Branding and Content from the Issuer Site or Issuer Content and terminate all links on the Issuer Site to any Folio Site.  Folio shall remove all references to Issuer Name, Branding and Content and terminate all links on the Folio Site to any Issuer Site.  Each Party shall promptly return all Confidential Information, documents, manuals and other materials stored in any form or media (including but not limited to electronic copies) belonging to the other Party, except as may be otherwise provided in this Agreement or required by Law.

8.8	Termination Fee. Termination Fees are set forth in Schedule D.

8.9
Cooperation.  In all events, if there are one or more Investors at the time of termination, the Parties will cooperate in planning and implementing an orderly transition of the custody of the Private Securities to such person designated by the Issuer authorized under applicable Law to assume custody of the securities, or to the Issuer itself if it is authorized to hold such securities in custody, or to such other person selected by Folio if Issuer does not so select such person within a reasonable period not to exceed ninety (90) days.  In all events, Issuer shall pay the reasonable costs of such transition.  As part of such a transition, the parties agree to seek the affirmative or negative consent of Investors to the sharing of Confidential Information necessary for their transition.

9	ARBITRATION

9.1	Arbitration Proceedings Disclosure. The parties hereby agree to arbitration and agree and acknowledge the following with respect to arbitration proceedings:

a.	Arbitration is final and binding on the parties;

b.	The parties are waiving their right to seek remedies in court, including the right to a jury trial;

c.	Pre-arbitration discovery generally is more limited than and different from court proceedings;

d.	The arbitrators’ award is not required to include factual findings or legal reasoning;

e.	A Party’s right to appeal or to seek modification of rulings by the arbitrators is strictly limited; and

f.	The panel of arbitrators may include a minority of arbitrators who were or are affiliated with the securities industry.

9.2
Arbitration Agreement.  Any controversy between the parties arising out of this Agreement shall be submitted to arbitration conducted before FINRA Dispute Resolution, and in accordance with FINRA rules.  Arbitration must be commenced by service upon the other Party of a written demand for arbitration or a written notice of intention to arbitrate.  Proceedings and hearings will take place in New York, New York.  Both parties waive any right either of them may have to institute or conduct litigation or arbitration in any other forum or location, or before any other body.  Arbitration is final and binding on both parties.  An award rendered by the arbitrator(s) may be entered in any court of applicable jurisdiction over the parties.

10	GENERAL TERMS AND CONDITIONS

10.1	Compliance with Law. Each Party agrees to comply with any Legal Requirement applicable to the performance of its obligations hereunder.

10.2
Non-exclusive Folio Relationship.  Folio reserves the right, without obligation or liability to the Issuer, to market and provide either directly, through other parties, or through any other type of distribution channel,  services to others that are the same as or similar to the Services.

10.3
No Agency.  Neither Party is an agent, representative or partner of the other Party.  Neither Party shall have any right, power or authority to enter into any agreement for or on behalf of, or to incur any obligation or liability for, or to otherwise bind, the other Party.  This Agreement shall not be interpreted or construed to create an association, joint venture, co-ownership, co-authorship, or partnership between the parties or to impose any partnership obligation or liability upon either Party.

10.4	Amendments and Modifications. No change, amendment or modification of any provision of this Agreement will be valid unless set forth in writing and signed by the Parties.

10.5
Assignment.  Issuer shall not assign, sublicense or otherwise transfer this Agreement or any right, interest or benefit hereunder, except by operation of law, without the prior written consent of Folio, which consent may be withheld in Folio’s sole discretion.  Folio shall have the right to assign, sublicense or otherwise transfer this Agreement or any right, interest or benefit hereunder, including an assignment by operation of law, to any affiliate of Folio that is properly authorized under applicable Law to provide the Services by giving notice to Issuer within thirty (30) days of any of the actions listed herein.

10.6
Governing Law.  This Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the Commonwealth of Virginia, except with respect to the choice of law provisions therein or to the extent inconsistent with FINRA Rules applicable to an arbitration proceeding under Section 9 above.

10.7
No Waiver.  The failure of either Party to insist upon or enforce strict performance by the other Party of any provision of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver or relinquishment to any extent of such Party’s right to assert or rely upon any such provision or right in that or any other instance; rather the same shall be and remain in full force and effect.

10.8
Notice.  Any notice required or permitted under this Agreement shall be in writing and delivered to the receiving Party’s principal place of business as set forth on the signature block to this Agreement in a manner contemplated in this Section and addressed to the attention of its General Counsel.  Notice shall be deemed duly given (a) if delivered by hand, when received, (b) if transmitted by email, upon confirmation that the entire document has been successfully received, (c) if sent by recognized overnight courier service, on the business day following the date of deposit with such courier service so long as the deposit was made by that overnight courier service’s deadline or on the second business day following the date of deposit if after that overnight courier service’s deadline, or (d) if sent by certified mail, return receipt requested, on the third business day following the date of deposit in the United States mail.

10.9
Entire Agreement.  This Agreement and the Schedules hereto and incorporated herein by reference constitute the entire agreement between the Parties and supersede any and all prior agreements or understandings between the parties with respect to the subject matter hereof.  Neither Party shall be bound by, and each Party specifically objects to, any term, condition or other provision or other condition which is different from or in addition to the provisions of this Agreement (whether or not it would materially alter this Agreement) and which is proffered by the other Party in any purchase order, correspondence or other document, unless the Party to be bound thereby specifically agrees to such provision in writing.

10.10
Severability; Survival.  In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid by a court with jurisdiction over the parties to this Agreement, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable Law, and the remainder of this Agreement shall remain in full force and effect. All provisions herein that by their terms or intent are to survive the termination of this Agreement shall so survive, specifically including Sections 3, 5, 6, 7 and 9.

10.11	Headings. The headings used in this Agreement are for convenience only and are not to be construed to have legal significance.

10.12	Third Parties. This Agreement is between the Parties hereto and is not intended to confer any benefits on third parties including, but not limited to, Investors.

10.13
Force Majeure.  Neither Party will be liable for delay or default in the performance of its obligations under this Agreement if such delay or default is caused by conditions beyond its reasonable control, including, but not limited to, fire, flood, accident, earthquakes, telecommunications line failures, storm, acts of war, riot, acts of terrorism, government interference, strikes and/or walk-outs.  In addition, Folio shall not be responsible for downtime or other problems with any website, including the Folio website, caused by any public or third party private network, including the Internet or any communications carrier network, or computer hardware or software problems regardless of whether they arise in the ordinary course of business or constitute extraordinary events.

[Signature Page Follows]

This Agreement contains an arbitration agreement.

IN WITNESS HEREOF, the parties hereto have caused this Agreement to be executed by duly authorized officers or representatives as of the Effective Date.

Folio:	FOLIOfn Investments, Inc.
By: Address:	__________________________ Michael J. Hogan, Chief Executive Officer 8180 Greensboro Drive, 8th Floor, Mclean, VA 22102

Issuer:	[__________________________]
By: Address:	___________________________ [___________________________] _________________________________________

SCHEDULE A – Private Securities and Internet Sites Used for Offering Such Securities

1. Description of the securities.

2. URLs for Internet Sites Used for Offering Such Securities or N/A:

SCHEDULE B-1 – Custodial and Related Services by Folio

Pursuant to Section 2.1 of the Agreement, Folio agrees to provide, perform or make available the following to Issuer:

1.
Custody and Transfer of Private Securities.  After the Issuer has executed a Folio Customer Account Agreement, Folio will, in the ordinary course, and consistent with Folio’s policies and procedures as in existence from time to time, approve, open and maintain an account for the benefit of Issuer to hold the Private Securities, whether in certificated or uncertificated form, for the Issuer’s benefit until such Private Securities are sold to Investors, and any other securities or cash as may be purchased and/or deposited or held by the Issuer in its account with Folio.  As custodian, Folio also will:

a.
maintain books and records identifying each Investor, each Investor’s address, the terms of the Private Securities in which each Investor invests, and a log of all transactions with each Investor (collectively, “Books and Records) in accordance with Law as it does in the ordinary course with respect to any customer of Folio’s holding securities on the Folio platform.

b.
provide the Issuer with a mechanism for the Issuer to reconcile with Issuer records Investor holdings of the Private Securities from time to time (at the omnibus level and at the individual beneficial holder level, subject to Issuer maintaining the confidentiality of such information as set forth in Section 5 of this Agreement);

c.	transfer cash and the Private Securities, if permitted, between an Investor account and the account of another Folio Customer;
d.
record and process a reasonable number of transactions (as determined by Folio in its sole discretion) between the Issuer and Investors in the Private Securities such as cash and securities distributions;

e.	maintain records of identifying information regarding Investors (subject to Section 5 of this Agreement); and
f.
process a reasonable number of communications (as determined by Folio in its sole discretion) between the Issuer and Investors regarding the offering of the Private Securities, and other corporate actions.

Private Securities may have restrictions on the transfer of beneficial ownership.  Folio will, in good faith, attempt to prevent transfers of the Private Securities without the Issuer’s consent, except as required by or pursuant to operation of Law.  It is Issuer’s obligation to ensure compliance with transfer restrictions that may apply to Issuer’s offering of securities.

2.
Use of the Folio Private Placements Platform.  Folio will make tools available to Issuer for the Issuer to perform or Folio to perform on behalf of Issuer, the following activities with respect to the Private Placements Platform:

a.
display information regarding the Offering as provided and instructed by the Issuer or an agent of the Issuer, including, but not limited to the number of units of the Private Securities available, price, and terms;

b.
enable Investors to open brokerage accounts, notify Investors if their account application is rejected and how to follow-up if desired, perform those processes required by law to open and maintain customer brokerage accounts and accept private security subscriptions, and provide the ability for a Folio Customer, through a link to a third party hosting site or otherwise,  to view such documents as the Issuer has created and determines to make available to potential investors relating to the Securities, including, but not limited to, an offering circular or a private placement memorandum and subscription agreement or other similar offering materials

c.	provide information provided by Folio Customers relating to their qualifications to purchase the Securities, including presenting Issuers with successfully submitted subscription requests for review;
d.
verify that a Folio Customer has the appropriate status to purchase the Private Securities based on the status requirements specified by the Issuer on the Private Placement Platform (in connection with such verification, Folio relies solely on the information or documents with respect to net worth or income as provided by such Folio Customer to Folio, on the representation of verified status from a certified public accountant or licensed attorney or other person reasonably capable of providing such attestation, or such other third party services that Folio reasonably believes can provide such verification.  Folio cannot represent or warrant that such information or documents are accurate or complete and disclaims liability for any determination by Folio of such status in reliance on such information, documents or representations to the extent that Folio has a reasonable belief that it has relied in good faith on such information or attestation or service); Folio will provide a mechanism for the issuer to review, accept or reject subscribers to its offering, including enabling investors and issuers to confirm that sufficient cash has been deposited into customer accounts to satisfy subscription requests prior to the cash required by date, and notifying users of the cash required by date for an offering prior to subscription;

e.	provide Investors with a mechanism to view the status of their subscription and the date that the issuer has set for cash required for closing
f.
if requested by the Issuer, seek, on behalf of the Issuer and at the Issuer’s expense (extra fees apply), to make available the Private Securities for purchase in Individual Retirement Accounts (in connection with such request, Folio can make no assurances that the Private Securities will be approved for holding in Individual Retirement Accounts, as such accounts are held by a third party custodian who reviews the request and makes a determination in its sole discretion);

g.	record identifying information regarding Investors and their holdings; and
h.	transfer cash and the Private Securities between the Issuer’s account and an Investor’s account.

SCHEDULE B-2 – Obligations of Issuer in Connection with Custodial and Related Services

Notwithstanding the Services as provided under the Agreement, Issuer solely is responsible for maintaining all records of Private Securities, which, if permitted by Law, may be done by evidencing the number of units of the Private Securities held in the omnibus position by Folio as nominee custodian for Folio Customers, and for maintaining accurate and complete records of the aggregate total units of Private Securities sold and redeemed by Issuer through the Folio platform.  Pursuant to its obligations, Issuer shall:

1.
based upon the Books and Records provided by Folio or an Affiliate of Folio from time to time, maintain an accurate and complete record on its official books and records of the number of units (which may be in aggregate if permitted by Law) of Private Securities and, if permitted by Law, as held by Folio as nominee custodian for Folio Customers noting that such units are held by “FOLIOfn Investments, Inc. for the exclusive benefit of its customers”, or if certificated, deliver to Folio an original, duly issued and outstanding unit certificate in the name of “FOLIOfn Investments, Inc. for the exclusive benefit of its customers” in an amount equal to the number of units of Private Securities held by Shareholders;

2.
maintain an accurate and complete record on its official books and records of the number of units of Private Securities, if any, held by Folio for Folio’s own benefit, or if certificated, deliver to Folio an original, duly issued and outstanding unit certificate in the name of “FOLIOfn Investments, Inc.” in an amount equal to the number of units of Private Securities held by Folio;

3.
provide to Folio a statement and attestation, in the form and at the time that Folio may reasonably require from time to time each calendar quarter, indicating the number of units of the Private Securities recorded in the Issuer’s records as being held by “FOLIOfn Investments, Inc. for the exclusive benefit of its customers” and as being held by Folio itself for its own benefit, if any, as of the last day of such quarter, and, if certificated, attesting to (A) the authenticity of the certificate(s) in Folio’s possession, (B) that the certificate(s) represent(s) the number of units of Private Securities represented in the Issuers records, and (C) that the certificate(s) in Folio’s possession is/are recorded on the Issuer’s official books and records as “FOLIOfn Investments, Inc. for the exclusive benefit of its customers” and “FOLIOfn Investments, Inc.”, respectively;

4.
provide Folio with the option and opportunity to audit, or have a third party audit on Folio’s behalf, the Issuer’s books and records to confirm any information maintained by the Issuer under the Agreement and authorize Folio to contact the Issuer’s auditors and request that they provide confirmation of such information, all at Issuer’s sole expense;

5.
provide Folio, no later than January 31st of each year, a written letter of assurance on Issuer’s letterhead (or on the letterhead of Issuer’s counsel on Issuer’s behalf or Issuer’s audit firm) that the Private Securities identified in Issuer’s books and records as held by “FOLIOfn Investments, Inc. for the exclusive benefit of its customers” and/or “FOLIOfn Investments, Inc.” or that the units evidenced by certificate(s) in such names are not subject to any right, charge, security interest, lien, or claim of any kind in favor of the Issuer or any person claiming through the Issuer and that all such securities issued and outstanding for the prior year have been validly authorized, duly and validly issued, fully paid and are non-assessable and free of restrictions on transfer other than restrictions on transfer that have been provided to Folio by the Issuer;

6.
provide Folio, pursuant to such methods as Folio may reasonably require (e.g., through a designated website or email to Folio’s operations department), by the end of the first day of each calendar quarter, and at any time and from time to time as soon as reasonably practicable if there is a material change in value, a statement of the per unit value of the Private Securities as set by an authorized executive of the Issuer or the Issuer’s board of directors, which shall constitute an instruction to Folio to communicate to Investors that unit value as the then current value of the Private Securities and to update Investor account values accordingly;

7.
provide Folio, pursuant to such methods as Folio may reasonably require, with the details of, and all monies associated with any dividend, interest, principal or other payment due to Investors and a detailed record of the recipients and amounts to be credited thereto and any tax reporting codes in a manner required by Folio from time to time in order for Folio to credit Investors with such payments on a timely basis and to produce relevant tax documentation therefrom (it is agreed that Issuer shall produce or cause to be produced by third parties on behalf of Issuer, at Issuer’s expense, any Schedule K-1’s or similar documents for delivery by Folio to Shareholders); and; and

8.
provide to Folio, in such form and at such time as Folio may reasonably request, a copy of any documentation, memoranda, agreements or other documents or information that Folio believes is necessary for it to satisfy any filing, reporting or other applicable legal requirements it may have relating to the custody of the Private Securities.

SCHEDULE C – Services Specifically NOT Provided

Unless otherwise specifically agreed to in this Agreement or in a separate written agreement between the Parties, the following services specifically are NOT provided by Folio or any Affiliate of Folio under this Agreement:

1.
No Investment Banking, Underwriting, Advice or Advisory Service.  Folio is not providing investment banking or underwriter services to Issuer, acting as an underwriter or selling group member and has no role in the issuance of the Private Securities, and Folio is not providing any advice or advisory services in connection with the Services as set forth in Schedule B, is not recommending the Private Securities or the Offering, and is not making any suitability determinations with respect to any Folio Customer.  Folio is not committing to and does not intend to purchase any of the Private Securities for its own account or that of an Affiliate.

2.
No Approval of Issuer Content.  Folio is not preparing, endorsing, adopting, or approving in any way any offering memoranda or other offering documents, SEC, state or other regulatory filings, or any sales or marketing material or Issuer Content, specifically including any Issuer Sites, or any other material or Content of any kind wherever they may appear except to the extent that such websites, material or Content specifically reference the Folio Name, Branding, Content, or descriptive materials about the Services, and then only to the extent of such references and specifically not including other portions of such website or materials.

3.
No Setting, Reviewing or Guaranteeing of Price, Tax or Other Data.  Folio is not setting, calculating, creating, approving, endorsing, adopting, reviewing, recommending or guaranteeing any price for the Private Securities, or giving any opinion with respect to the accuracy, reliability or completeness of any data or information about the Private Securities appearing on a Folio Site or elsewhere.  Folio is relying on the Issuer for all such data and information.  Folio is not preparing or calculating any tax statements or documentation on behalf of Issuer, specifically including Schedule K-1s, except for those tax documents normally and usually included as part of a brokerage account (such as 1099s).

4.	No Offering of Issuer Securities. Folio is not selling, distributing, offering for sale or marketing in any way the Private Securities under this Agreement.

SCHEDULE D – Fees and Other Costs

1.	Offering Set-up and Processing Fees. Reserved when Folio is compensated by an intermediary broker dealer instead of the issuer.

2.	Due Diligence Fees. Reserved when issuer due diligence is performed an intermediary broker dealer instead of Folio.

3.	Fee for Termination Prior to Closing. Reserved.

4.
Fee for Termination and Transfer of Private Securities Pursuant to Section 8 Not Related to the Failure of an Offering to be Completed.  For terminations pursuant to Sections 8.2(a), 8.3(a) or 8.4(a)that are not related to and do not arise from the failure of an Offering to be completed under the terms of this Agreement, Issuer shall pay the greater of (a) $25,000, or (b) the current number of Shareholders of Private Securities as established at the time of transition, multiplied by $250.

5.
Administrative Expenses. The Issuer shall bear and pay all costs, fees and expenses relating to the preparation, printing, filing and dissemination of information relating to the securities issued to Shareholders pursuant to each Offering and any amendments or supplements thereto, including any federal or state fees imposed on the Issuer or on Folio relating to the Offering, including but not limited to any costs, fees or expenses incurred by Folio in connection with the filing of documents with regulatory authorities (such as costs for federal and state filings of the Offering under Regulation D (e.g., Form D) or Regulation A of the Securities Act (e.g., Form 1-A and FINRA Rule 5110)), and any fees or expenses relating to the issuance and/or delivery of the securities (such as transfer agent fees, certificate fees, DTCC fees, NSCC fees).

6.
Ancillary Issuer Fees.  Based upon Issuer request and specific requirements, an Issuer may be charged the following ancillary fees as set forth on a fee schedule published from time to time by Folio, that are subject to change at any time in Folio’s sole discretion:
a.
Proxy, Corporate Action, and Corporate Communication Fees – to the extent the Issuer requests Folio to distribute corporate communications and process Investor voting, Issuer will be charged fees for corporate action and communication process and any resultant tax documents or customer inquiries as published from time to time by Folio on a webpage made available to you, which fees are subject to change at any time in the sole discretion of Folio. Note that such fees are set by securities regulations for publicly traded securities.

b.
Private Securities Dividend, Interest, Principal Payments, Return of Capital and Other Corporate Cash Flows – to the extent the Issuer requests Folio to process and distribute corporate cash flows, Issuer will be charged fees for processing corporate cash flows and any resultant tax documents or customer inquiries per the schedule as published from time to time by Folio on a webpage made available to you, which fees are subject to change at any time in the sole discretion of Folio. Note that such fees only apply to the processing of these actions for Private Securities, not those publicly traded securities for which such actions are processed via DTCC.

c.
Private Securities Review for Purchase by IRA Accounts – to the extent the Issuer requests that the Private Securities to be available for purchase by IRA accounts, a one-time fee will be charged per Private Security identified on Schedule A for evaluation, which may or may not result in approval.  This fee currently is $300 and is subject to change at any time in the sole discretion of Folio.

d.
Supplemental Tax Document Processing – to the extent the Issuer requests document processing services beyond the activities set forth in Schedule B, including, but not limited to, processing document corrections based on reclassification of disbursements or additional processing of tax documents (e.g., corrected 1099s), additional fees may be charged at the time and at the rate incurred by Folio plus overhead.

e.
Transfers and Secondary Transactions – to the extent the Issuer requests that Folio maintain any restrictions on the transfer of beneficial ownership, or allows for transfers of its securities, Folio will, in good faith, attempt to prevent transfers of the Private Securities without the Issuer’s consent, except as required by or pursuant to operation of Law.  Issuer will be charged fees for processing such transfers per the schedule as published from time to time by Folio on a webpage made available to you, which fees are subject to change at any time in the sole discretion of Folio.

7.
Fees to Folio Customers. Folio in its sole discretion may charge fees to Folio Customers that (a) are related to the brokerage account or activities in the brokerage account with Folio, or (b) are related to the Private Securities, which can generally be accessed here:

https://www.folioinvesting.com/folioinvesting/pricing/special-services-fees/ but customers will not be charged any fees for purchasing the Private Securities in the Offering.